Tri-Valley Announces Significant Increase in Valuation
of its Pleasant Valley Oil Project

Independent Evaluation Performed by Canadian Firm

Bakersfield, CA – September 23, 2010 – Tri-Valley Corporation [NYSE Amex: TIV] today announced that an annual review of its Pleasant Valley oil sands project in Oxnard, California completed last month by an independent Canadian reserves engineering firm has resulted in a significant increase in its valuation compared with the prior year.  The 2010 evaluation is effective from July 1, 2010, and the previous year’s assessment was effective from September 30, 2009.

The 2010 review of the Upper Vaca Tar reservoir for the Company’s Pleasant Valley project, undertaken by AJM Petroleum Consultants, Calgary, Alberta on behalf of the TVC OPUS 1 Drilling Program, L.P., the Company’s majority partner in the project, indicated a substantially higher valuation for the Company’s 25% interest in the heavy oil resource at Pleasant Valley.  Based on AJM’s latest report, Tri-Valley’s share of total net proved, probable,and possible reserves is 4.9 million barrels, and its share of net contingent resources (“best estimate” value) is 1.5 million barrels.

Specifically, AJM’s estimate of undiscounted future net cash flow for the Company’s share of total net proved, probable, and possible reserves in the Pleasant Valley project increased to $304.0 million versus its 2009 estimate of $254.6 million.  Tri-Valley’s share of estimated undiscounted net cash flow for net contingent resources (“best estimate” value) increased to $76.0 million compared with the 2009 estimate of $33.8 million.  The increased 2010 estimates principally resulted from higher future oil prices, a higher netback price for the Upper Vaca Tar sales blend, lower capital costs, and lower fixed operating costs.  Both the 2010 and 2009 evaluations assumed deployment of Steam Assisted Gravity Drainage or “SAGD” technology at Pleasant Valley which AJM determined as the most appropriate for maximizing recovery of oil from the Upper Vaca Tar reservoir.

“The increased valuation of the Pleasant Valley project is an important development for the Company and demonstrates in part the success of the operational improvements that we have put in place over the past year,” said Maston Cunningham, President and CEO of Tri-Valley Corporation.  “The reductions in our costs of production and operating costs have positioned the Company for enhanced valuation of our oil and gas properties company-wide.”

The tables in attachments Exhibit I and Exhibit II provide additional details on the quantities and valuations of the Upper Vaca Tar oil reserves and contingent resources, respectively, at Pleasant Valley.  Both the 2010 and 2009 estimates of reserves and contingent resources for the Upper Vaca Tar at Pleasant Valley were prepared in accordance with the Petroleum Resources Management System (PRMS) approved by the Society of Petroleum Engineers, the World Petroleum Council, the American Association of Petroleum Geologists, and the Society of Petroleum Evaluation Engineers. Such estimates may not be identical to estimates prepared in accordance with the current SEC rules for oil and gas disclosure.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California, and has two exploration-stage gold properties and a high grade calcium carbonate quarry in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE AMEX exchange under the symbol "TIV." Our company website, which includes all SEC filings, is www.tri-valleycorp.com.

Disclosure of Reserves and Resources

It should be noted that reserves and contingent resources involve different risks associated with achieving commerciality. There is no certainty that it will be commercially viable to produce any portion of the contingent resources described in this press release.

"Proved reserves” are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated Proved reserves.

"Probable reserves" are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

"Possible reserves" are those additional reserves that are less certain to be recovered than probable reserves. It is unlikely that the actual remaining quantities recovered will exceed the sum of the estimated proved plus probable plus possible reserves.

"Contingent resources" are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political, and regulatory matters or a lack of markets. It is also appropriate to classify as contingent resources the estimated discovered recoverable quantities associated with a project in the early evaluation stage.

Resources are not, and should not be confused with, reserves.

There is no certainty that it will be commercially viable for the Company to produce any portion of the reserves or contingent resources detailed in this press release. The estimated future net revenues and values contained in this press release do not necessarily represent the market value of such reserves or resources. The high level of uncertainty associated with the Company's possible recovery of any of these reserves or resources is the result of various risks and uncertainties including: current uncertainties around the specific scope and timing of the development of the Company's oil sands properties; the ability of the Company to finance any potential oil sands projects; proposed reliance on technologies that have not yet been demonstrated to be commercially applicable in oil sands applications; lack of regulatory approvals; the uncertainty regarding marketing plans for production from the project; and improved estimation of project costs. There are a number of inherent risks and contingencies associated with such development, including commodity price fluctuations, project costs, and those other risks and contingencies discussed in more detail in the sections entitled "Forward-looking Statements" in this press release.

Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events, and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in "Item IA. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the company's Annual Report on Form 10-K for the year ended December 31, 2009 and in "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" as disclosed in the Company's Quarterly Report on Form 10-Q for the most recent quarter ended June 30, 2010.

Company Contact:	Investor Contact:	Media Contact:
John Durbin (661) 864-0500 jdurbin@tri-valleycorp.com	Doug Sherk or Jenifer Kirtland EVC Group, Inc. (415) 896-6820	Chris Gale EVC Group, Inc. (646) 201-5431 cgale@evcgroup.com

Exhibit I
Tri-Valley Corporation
Reserves
Upper Vaca Tar – Oxnard, CA
July 1, 2010

Reserves – Upper Vaca Tar (bbls thousands)
	Proved Producing	Total Proved	Proved + Probable	Proved + Probable+ Possible
Gross Reserves	967.9	4,044.6	7,267.4	26,347.4

Net Reserves1	725.9	3,033.4	5,450.5	19,760.5

Net to Tri-Valley2	181.5	758.4	1,362.6	4,940.1

Net Reserves - Upper Vaca Tar ($US millions)
Net Present Values	Proved Producing	Total Proved	Proved + Probable	Proved + Probable+ Possible
Undiscounted	50.8	181.4	331.2	1,542.9
5 Percent	41.6	140.8	257.3	984.3
10 Percent	34.7	111.3	203.4	655.7
15 Percent	29.5	89.5	163.3	453.8

Net Reserves to Tri-Valley-Upper Vaca Tar ($US millions)
Net Present Values	Proved Producing	Total Proved	Proved + Probable	Proved + Probable+ Possible
Undiscounted	12.7	45.4	82.8	385.7
5 Percent	10.4	35.2	64.3	246.1
10 Percent	8.7	27.8	50.9	163.9
15 Percent	7.4	22.4	40.8	113.5

                        1Net reserves after royalty for Tri-Valey and its partners
                        2Tri-Valley's 25% share of net reserves

Exhibit II
Tri-Valley Corporation
Contingent Resources
Upper Vaca Tar – Oxnard, CA
July 1, 2010

Contingent Resources – Upper Vaca Tar (bbls thousands)
	Low Estimate	Best Estimate	High Estimate
Gross Resources	5,804.5	7,738.4	29,138.5

Net Resources3	4,353.3	5,803.8	21,853.9

Net to Tri-Valley4	1,088.3	1,451.0	5,463.5

Net Resources–Upper Vaca Tar ($US millions)
Net Present Values	Low Estimate	Best Estimate	High Estimate
Undiscounted	236.0	304.0	1,685.6
5 Percent	174.6	222.4	1,045.1

Net Resources to Tri-Valley-Upper Vaca Tar ($US millions)
Net Present Values	Low Estimate	Best Estimate	High Estimate
Undiscounted	59.0	76.0	421.4
5 Percent	43.7	55.6	261.3
10 Percent	32.4	40.7	167.2
15 Percent	24.1	29.7	109.8

                          3Net contingent resources after royalty for Tri-Valley and its partners
                          4Tri-Valley's 25% share of net contingent resources